Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and	Senior Vice President and
Chief Financial Officer	Director of Corporate Finance
662/680-2000	662/680-2475

BancorpSouth Announces Voluntary Early Retirement Program

TUPELO, Miss., May 8, 2013/PRNewswire-FirstCall via COMTEX/ -- BancorpSouth, Inc. (NYSE: BXS) announced today that it has offered a voluntary early retirement program to certain employees as a part of ongoing efforts to improve efficiency and operating performance.

The early retirement offer has been made to 418 employees, or approximately 10 percent of the Company’s workforce, who were eligible because they met job classification, age, and years-of-service criteria as of March 31, 2013. The program offers pension plan enhancements based on each eligible employee’s age and years of service. Of the 296 employees who have already responded, 194 have accepted the offer. All responses are due, subject to applicable rescission rights, on or before May 23.

The results of this program will result in a one-time pre-tax charge ranging from $8 million to $16 million, or $0.06 to $0.10 per share net of tax, in the Company’s second quarter earnings and will result in fully phased-in annual pre-tax savings ranging from $7 million to $12 million, or $0.04 to $0.08 per share net of tax.

“This voluntary early retirement opportunity is part of an ongoing initiative designed to improve efficiency and reduce costs,” commented Dan Rollins, Chief Executive Officer. “We believe this program will appropriately recognize the contributions and service of eligible employees who choose to participate, while also providing BancorpSouth an opportunity to improve its cost structure going forward.”

Participants may elect to receive the pension plan enhancements in the form of lump sum or annuity payments. Should total lump sum distributions from the Company’s pension plan for the year exceed a threshold of $16.7 million, an additional pre-tax non-cash charge ranging from $8 million to $13 million would be incurred to accelerate amortization of items included in accumulated other comprehensive income related to pension assets. The actual charge would be dependent on the final number of employees accepting the offer, as well as total lump sum distributions from the pension plan for the year. Based on results of the program thus far, as well as historical experience with distribution elections, the Company expects total lump sum distributions to exceed this threshold and result in the incremental charge. Acceleration of this charge would reduce pension expense by an amount ranging from $0.7 million to $1.2 million per year over the next 11 years.

- MORE -

BancorpSouth, Inc.

Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

BXS Announces Voluntary Early Retirement Program

May 8, 2013

The Company’s senior executive officers and certain other key employees are not eligible for the voluntary early retirement program. The effective retirement date for most eligible employees who accept the offer will be May 31, with a few exceptions to allow for a short transition period.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 292 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the cost and expense savings of the voluntary early retirement program, the total amount of lump sum distributions from our pension plan, acceleration of the non-cash charge related to distributions from our pension plan, the program’s recognition of the contributions and service of eligible employees, our ability to improve our cost structure and the effective retirement date for eligible employees who accept the offer.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors include those factors detailed from time to time in our filings with the Securities and Exchange Commission.

- END-